Exhibit 10.1

EXECUTION VERSION

STOCK REPURCHASE AGREEMENT

This STOCK REPURCHASE AGREEMENT (this “Agreement”) is made and entered into as of this 13th day of February, 2020, by and between Dental Holding, LLC (the “Stockholder”) and Cantel Medical Corp. (the “Company” and, together, the “Parties”).

WHEREAS, as of the date hereof, the Stockholder is the holder of record of 438,359 shares of common stock of the Company, par value $0.01 per share, issued by the Company to the Stockholder on October 1, 2019 (the “Shares”) in connection with the Company’s acquisition of all of the issued and outstanding membership interests of Hu-Friedy Mfg. Co., LLC from the Stockholder (the “Hu-Friedy Acquisition”) pursuant to the Purchase and Sale Agreement by and among the Company, the Stockholder, and, for limited purposes set forth therein, Ken Serota and Ron Saslow, dated as of July 29, 2019 (as amended on December 12, 2019, the “Purchase and Sale Agreement”);

WHEREAS, in connection with the Hu-Friedy Acquisition, the Parties entered into a Registration Rights Agreement, dated as of October 1, 2019 (as amended on December 12, 2019, the “Registration Rights Agreement”), and the Company is required, pursuant to Section 7.11 of the Purchase and Sale Agreement and the Registration Rights Agreement, on the terms and subject to the conditions set forth therein, to file a registration statement with the U.S. Securities and Exchange Commission covering the resale of the Shares and to effect an underwritten offering of the Shares (an “Offering”) on or prior to February 15, 2020 (such requirements, the “Resale Obligation”);

WHEREAS, pursuant to Section 2.11(a) of the Purchase and Sale Agreement, if an Offering is completed pursuant to the Registration Rights Agreement and the amount of the aggregate net proceeds received by the Stockholder in such Offering (the “Aggregate Post-Closing Offering Proceeds”) is less than $35,000,117, then the Company is required, on the terms and subject to the conditions set forth therein, to pay to the Stockholder an amount in cash equal to $35,000,117 minus the Aggregate Post-Closing Offering Proceeds (such requirement, the “True-Up Obligation”);

WHEREAS, pursuant to Section 2.11(b) of the Purchase and Sale Agreement, in connection with an Offering, the Company may be required, on the terms and subject to the conditions set forth therein, to make certain payments to the Stockholder in respect of certain tax matters (such requirement, the “Tax Gross-Up Obligation”);

WHEREAS, in lieu of the Company completing an Offering, the Parties desire to enter into this Agreement to cause the Shares to be repurchased by the Company and to satisfy all of their rights and obligations with respect to the Resale Obligation, the True-Up Obligation and the Tax Gross-Up Obligation and to terminate the Registration Rights Agreement effective as of and conditional upon the Closing (as defined below) and without any continuing liability or obligation of either Party, in each case on the terms and subject to the conditions set forth herein; and

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I
Repurchase of Shares; Additional Payments

1.1           Repurchase of Shares.

(a)       On the terms and subject to the conditions of this Agreement, the Company and the Stockholder hereby acknowledge and agree that, upon consummation of the Closing and payment in full of the amounts described in Section 2.3, (i) all of their rights and obligations with respect to the Resale Obligation shall be satisfied and (ii) Section 2.11(a) and related provisions of the Purchase and Sale Agreement shall otherwise be applied in the same manner as if the Resale Obligation was satisfied pursuant to an Offering that resulted in an amount of Aggregate Post-Closing Offering Proceeds equal to the amount of the Purchase Price.

(b)        On the terms and subject to the conditions of this Agreement, at the Closing, the Stockholder shall sell, assign, transfer and deliver to the Company, and the Company shall acquire from the Stockholder, all of the Stockholder’s right, title and interest in and to the Shares in exchange for an aggregate amount in cash payable by the Company to the Stockholder equal to $28,278,539.09 (the “Purchase Price”) and, in consideration of the payment of the Purchase Price, the Stockholder hereby waives effective as of its receipt of the Purchase Price all of its rights with respect to the Resale Obligation and the Resale Obligation shall be deemed satisfied in full.

1.2           True-Up Payment. On the terms and subject to the conditions of this Agreement, pursuant to Section 2.11(a) of the Purchase and Sale Agreement (as modified pursuant to Section 1.1(a)), at the Closing, the Company shall pay to the Stockholder an amount in cash equal to $6,721,577.91 (the “True-Up Payment”) and in consideration of the True-Up Payment, the Stockholder hereby waives effective as of its receipt of the True-Up Payment all of its rights with respect to the True-Up Obligation and the True-Up Obligation shall be deemed satisfied in full.

1.3           Tax Gross-Up Obligation. On the terms and subject to the conditions of this Agreement, the Company and the Stockholder hereby acknowledge and agree that the Company does not owe any payment to the Stockholder pursuant to Section 2.11(b) of the Purchase and Sale Agreement (as modified pursuant to Section 1.1(a)), and, accordingly, the Stockholder hereby waives effective as of the Closing all of its rights with respect to the Tax Gross-Up Obligation and the Tax Gross-Up Obligation shall be deemed satisfied in full.

1.4           Treatment. The Parties hereby acknowledge and agree that the True-Up Payment shall be treated for all purposes of the Purchase and Sale Agreement as having been made pursuant to Section 2.11(a) of the Purchase and Sale Agreement. For U.S. federal (and applicable state and local) income tax purposes, the Parties hereby acknowledge and agree to treat (i) based on the representation by the Stockholder in Section 4.5, the repurchase of the Shares pursuant to Section 1.1(b) of this Agreement as a sale and exchange pursuant to Sections 302(b) and 1001 of the Internal Revenue Code of 1986, as amended (the “Code”), (ii) the Stockholder’s basis in the Shares as equal to $73.61 per share and (iii) in accordance with Section 10.7 of the Purchase and Sale Agreement, the True-Up Payment as an adjustment to the purchase price of the Membership Interests (as defined in the Purchase and Sale Agreement) pursuant to the Purchase and Sale Agreement (except to the extent of any amount in respect of imputed interest) (clauses (i) through (iii), the “Intended Tax Treatment”). The Parties agree to file, and to cause their affiliates and agents to file, all tax returns (including informational returns) in a manner consistent with the Intended Tax Treatment, unless otherwise required by a change in applicable law.

ARTICLE II
Closing

2.1           Closing Date. The closing shall take place as soon as practicable on the date of the execution of this Agreement at the offices of the Company (the “Closing”).

2.2           Stockholder Closing Deliveries. At the Closing, the Stockholder shall (i) cause the Shares to be transferred to the Company free and clear of any and all liens, claims, security interests, pledges, taxes, options, calls, contracts, mortgages, pledges, charges and other encumbrances, (ii) deliver to the Company a properly completed and duly executed IRS Form W-9, and (iii) deliver to the transfer agent of the Company one or more duly executed instruction letters directing the transfer agent to reflect in the stock ledger of the Company the transfer of the Shares from the Stockholder to the Company in such form, reasonably satisfactory to the Company and its transfer agent, as shall be effective to vest in the Company good and valid title to the Shares, free and clear of any and all liens, claims, security interests, pledges, taxes, options, calls, contracts, mortgages, pledges, charges and other encumbrances.

2.3           Company Closing Deliveries. At the Closing, the Company shall (i) deliver by wire transfer to the account designated contemporaneously by the Stockholder with the execution of this Agreement immediately available funds in U.S. dollars in an amount equal to the sum of the Purchase Price and the True-Up Payment, (ii) deliver to the transfer agent of the Company one or more duly executed instruction letters directing the transfer agent to reflect in the stock ledger of the Company the transfer of the Shares from the Stockholder to the Company and to immediately thereafter cancel the Shares and (iii) deliver or cause to be delivered to the transfer agent of the Company such customary legal opinions as may be reasonably required by such transfer agent in connection with the repurchase and cancellation of the Shares.

ARTICLE III
Representations and Warranties of the Company

In order to induce the Stockholder to enter into this Agreement, the Company hereby represents and warrants to the Stockholder as follows:

3.1           Corporate Power and Authority. The Company is duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite corporate power and authority to enter into and deliver this Agreement, to perform its obligations hereunder and to consummate the transaction contemplated by this Agreement. The execution, delivery and performance of this Agreement by the Company have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and (assuming due authorization, execution and delivery by the Stockholder) constitutes the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms subject to (a) applicable bankruptcy, insolvency, fraudulent conveyance and other similar laws and (b) general principles of equity, including equitable defenses and limits as to the availability of equitable remedies, whether such principles are considered in a proceeding at law or in equity.

3.2           Conflicts; Consents and Approvals. The execution and delivery of this Agreement and the consummation of the transaction contemplated by this Agreement do not and will not (a) violate, conflict with, or result in a breach of any provision of, or constitute a default under, the Company’s Certificate of Incorporation or By-Laws, (b) violate, or be inconsistent with, any law, order, writ, injunction, decree, statute, rule, regulation or supervisory guidance applicable to the Company, or (c) require any action or consent or approval of, or review by, or registration or material filing by it with any local, state, federal or foreign court, arbitrator, arbitral tribunal, or other governmental, administrative or regulatory entity, agency, instrumentality or authority (collectively, a “Governmental Authority”).

ARTICLE IV
Representations and Warranties of the Stockholder

In order to induce the Company to enter into this Agreement, the Stockholder represents and warrants to the Company as follows:

4.1           Title to Securities. At the time of the Closing, the Stockholder shall beneficially own the Shares, and shall deliver to the Company at Closing good title to the Shares, free and clear of any and all liens, claims, security interests, pledges, taxes, options, calls, contracts, mortgages, pledges, charges and other encumbrances.

4.2           Power and Authority. The Stockholder is duly organized and validly existing under the laws of the state of Delaware. It has all requisite power and authority to enter into and deliver this Agreement, to perform its obligations hereunder and to consummate the transaction contemplated by this Agreement. The execution, delivery and performance of this Agreement by the Stockholder has been duly authorized by all necessary action on its part. This Agreement has been duly executed and delivered by the Stockholder and (assuming due authorization, execution and delivery by the Company) constitutes the legal, valid and binding obligation of the Stockholder, enforceable against it in accordance with its terms subject to (a) applicable bankruptcy, insolvency, fraudulent conveyance and other similar laws and (b) general principles of equity, including equitable defenses and limits as to the availability of equitable remedies, whether such principles are considered in a proceeding at law or in equity.

4.3           Conflicts; Consents and Approvals. The execution and delivery of this Agreement and the consummation of the transaction contemplated by this Agreement do not and will not (a) violate, conflict with, or result in a breach of any provision of, or constitute a default under, the Stockholder’s governing or organizational documents; (b) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Stockholder; or (c) require any action or consent or approval of, or review by, or registration or material filing by it with any Governmental Authority.

4.4           Receipt of Information. The Stockholder (a) has received all the information it considers necessary or appropriate for deciding whether to dispose of the Shares; (b) has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the Company’s purchase of the Shares and the business and financial condition of the Company and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify the accuracy of any information furnished to it or to which it had access; (c) has made its own investment decision regarding the Shares based on its own knowledge and investigation of the Company and (d) has not received and is not relying on any representations or warranties from the Company other than as provided herein.

4.5         Tax Matters. After the repurchase of the Shares pursuant to Section 1.1(b) of this Agreement the percentage of common stock of the Company owned by the Stockholder (taking into account (x) the rules of constructive ownership described in Section 318(a) of the Code and (y) any other sale or purchase of common stock of the Company made by Stockholder (or by any person whose shares are attributed to the Stockholder) in connection with such repurchase) will be less than eighty percent (80%) of the percentage of common stock of the Company owned by the Stockholder (taking into account the rules of constructive ownership described in Section 318(a) of the Code) immediately before such repurchase.

ARTICLE V
Additional Covenants

5.1           Transfer Taxes. The Company shall be responsible for the payment of any stock transfer or similar taxes in connection with the transaction contemplated by this Agreement.

5.2           Further Assurances. Each of the Parties shall use its reasonable best efforts to take, or cause to be taken, all appropriate action, to do or cause to be done all things necessary, proper or advisable under applicable law, and to execute and deliver such documents and other papers, as may be reasonably required to carry out the provisions of this Agreement and to consummate and make effective the transaction contemplated by this Agreement.

ARTICLE VI
Termination of Registration Rights Agreement

6.1           Termination of Registration Rights Agreement. The Company and the Stockholder consent and agree to the termination of the Registration Rights Agreement contingent upon the consummation of the transactions contemplated in this Agreement and effective on and from the Closing, and agree that any rights and obligations of the Company or the Stockholder may have under the Registration Rights Agreement shall terminate in their entirety upon the Closing, and the Company and the Stockholder each agree not to, and to cause that each of their respective affiliates and representatives not to, take any action with regard to pursuing any claim pursuant to the Registration Rights Agreement.

ARTICLE VII
Miscellaneous

7.1           Counterparts; Entire Agreement. This Agreement may be executed by facsimile or other electronic transmission and in any number of counterparts, which together shall constitute one and the same Agreement. The Parties may execute more than one copy of the Agreement, each of which shall constitute an original. This Agreement constitutes the entire agreement between the Parties and supersedes all prior agreements, understandings, arrangements or representations by or between the Parties, written and oral, with respect to the subject matter hereof.

7.2           Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns. Nothing in this Agreement, express or implied, is intended or shall be construed to create any third party beneficiaries.

7.3           Governing Law; Waiver of Trial by Jury; Jurisdiction. This Agreement shall be governed by the laws of the State of Delaware, without giving effect to the conflict of laws principles of any jurisdiction that would apply any laws other than the laws of the State of Delaware. Each Party irrevocably and unconditionally waives any right it may have to a trial by jury in connection with any action or proceeding arising out of or relating to this Agreement and the transaction contemplated by this Agreement. Each of the Parties hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America, in each case located in the State of Delaware, for any action or proceeding arising out of or relating to this Agreement and the transaction contemplated by this Agreement (and agrees not to commence any action except in any such court). Each Party irrevocably and unconditionally waives any objection to the laying of venue of any action or proceeding in the courts of the State of Delaware or of the United States of America, in each case located in the State of Delaware, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any action or proceeding brought in any such court has been brought in an inconvenient forum.

7.4           Specific Performance. The transaction contemplated by this Agreement is unique. Accordingly, each of the Parties acknowledges and agrees that, in addition to all other remedies to which it may be entitled, each of the Parties is entitled to a decree of specific performance and injunctive and other equitable relief.

7.5           Amendment; Waiver. This Agreement may not be altered, amended or supplemented, or any provision herein waived, except by an agreement in writing signed by each of the Parties.

7.6           Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service or by registered, certified mail or by email to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 7.6):

(a)       if to the Stockholder, to

Dental Holding, LLC 3232 North Rockwell Street Chicago, Illinois 60618
Attention:	General Counsel
Email:	mberns@hu-friedy.com

with a copy (which shall not constitute notice) to

Latham & Watkins LLP 330 North Wabash, Suite 2800 Chicago, Illinois 60611
Attention:	Mark. D. Gerstein Jason Morelli
Email:	Mark.Gerstein@lw.com Jason.Morelli@lw.com

(b)       if to the Company, to

Cantel Medical Corp. 150 Clove Road Little Falls, New Jersey 07424
Attention:	General Counsel
Email:	Jeff.Mann@cantelmedical.com

with a copy (which shall not constitute notice) to

Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019
Attention:	Igor Kirman
Email:	IKirman@wlrk.com

7.7           Fees and Expenses. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transaction contemplated by this Agreement shall be the responsibility of and shall be paid by the Party incurring such fees or expenses, whether or not the transaction contemplated by this Agreement is consummated.

[Signature page follows]

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be executed by its officer thereunto duly authorized as of the date first written above.

CANTEL MEDICAL CORP.

By:	/s/ Seth Yellin
Name: Seth Yellin
Title: Executive Vice President

DENTAL HOLDING, LLC

By:	/s/ Ken Serota
Name: Ken Serota
Title: President

[Signature Page to Stock Repurchase Agreement]